Exhibit 23.2
Consent of Independent Registered Public Accounting Firm
Waste Services, Inc.
We hereby consent to the incorporation by reference in the Registration Statements on Form S-8 (File No. 333-117912) and Form S-3 (File No. 333-139573) of Waste Services, Inc. of our reports dated June 15, 2009 and June 22, 2009 on the Financial Statements of RIP, Inc. as of and for the nine months ended September 30, 2008 and as of and for the year ended December 31, 2007, respectively, which reports are included in this Current Report on Form 8-K of Waste Services, Inc.
/s/ Blackman Kallick, LLP
Chicago, Illinois
July 2, 2009